May 3, 2012

Dominion Funds, Inc.

4 N. Madison Street

Middleburg, VA 20118

Re:  Dominion Funds, Inc., File Nos. 033-49808 and 811-06727

Ladies and Gentlemen:

We hereby consent to all references to Thompson Hine LLP in Post-Effective Amendment No. 33.

Very truly yours,

/s/ Thompson Hine LLP

THOMPSON HINE LLP